                                                                   Exhibit 99-4

Contact:      Kenneth Julian (Media)                   Eugene Truett (Analysts)
              (717) 730-3683                           (717) 975-5677
              kjulian@harsco.com                       etruett@harsco.com


FOR IMMEDIATE RELEASE


                      HARSCO EXCEEDS 90 PERCENT ACCEPTANCE
                            IN SGB GROUP ACQUISITION

         HARRISBURG, PA (June 30, 2000) . . . Harsco Corporation (NYSE: HSC) said today that, pursuant to its offer to acquire SGB Group, Plc, the Company has now received valid acceptances representing more than 90 percent of SGB's issued shares, and will proceed with its plan to compulsorily acquire the remaining shares.

         SGB is one of Europe's largest suppliers of scaffolding, forming and related access products and services. For the year ended 31 December 1999, SGB recorded sales of (pound)283 million (approximately $426 million). Harsco's offer of 250 pence (approximately $3.77) per SGB share represents a total consideration, including the assumption of certain SGB indebtedness, of (pound)222 million (approximately $334 million).

         The SGB acquisition is expected to be immediately accretive to Harsco's earnings. Harsco plans to provide updated earnings guidance in conjunction with its announcement of 2nd quarter results, which are scheduled to be released on July 19th. The Company has scheduled a conference call beginning at 2:00 p.m. ET on July 19th to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation web site, at www.harsco.com, and through www.streetfusion.com, www.vcall.com, and www.streetevents.com. The call will also be available by telephone by dialing 800-633-8746, or 212-346-0302 from outside the United States.

         Harsco Corporation is a multinational provider of services and products serving strategic worldwide markets from more than 300 locations in over 30 countries. Additional information about Harsco can be found at www.harsco.com.

The nature of Harsco's and SGB's operations and the many countries in which they operate subject them to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Harsco provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations, and assumptions expressed or implied herein. These include statements about our management expectations for accretiveness of the acquisition, outcome of the offer, and management confidence and strategies for performance and market segment and industry growth.

These factors include, but are not limited to: (1) changes in the worldwide business environment in which Harsco and SGB operate, including import, licensing, and trade restrictions, currency exchange rates, interest rates, and capital costs; (2) changes in governmental laws and regulations, including taxes; (3) market and competitive changes, including market demand and acceptance for new products, services, and technologies; (4) effects of unstable governments and business conditions in emerging economies; and (5) other risk factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.


                                     ###



                                      2